BIOTEN GENERAL PARTNERSHIP
                             FIRST QUARTER 1997

(i) BIOTEN is currently involved in the research, development, and marketing of a biomass-fired combustion turbine power generating facility. Current operations consist of the completion of a commercial prototype plant
     (CPP). It is now anticipated that the CPP will begin start-up operations and final testing in June of 1997. There are no current sales. Revenues are anticipated to come from the sale of commercial plants modeled after a successfully completed CPP. In addition to domestic interest, there is significant interest in this technology from India and the Philippines using various agricultural waste by-products. In addition, a small amount of revenues may come from the sale of electricity generated by the CPP.

(ii) EUA Energy advanced $1,085,000 in loans to BIOTEN in the first quarter of 1997. On a cumulative basis EUA Energy has invested $7,102,451 in BIOTEN, which includes amounts funded under the Research and Development Agreement prior to the formation of the Partnership.

(iii) Services were provided by 3 EUA Service Corporation staff personnel in the following areas:
                    a.  Marketing and planning
                    b.  Budgeting and funding requirements
                    c.  Construction management & scheduling

(iv)  BIOTEN's Financial Statements through March 31, 1997.

                          BIOTEN GENERAL PARTNERSHIP
                    CONSOLIDATED CONDENSED BALANCE SHEET
                                March 31, 1997
                                  (Unaudited)
                           (In Thousands of Dollars)

                                 ASSETS
Fixed Assets:
    Equipment, net                                  $5,767
    Land                                                13
          Total fixed Assets                         5,780
Current Assets:
    Cash and temporary Cash Investments                398
    Prepaid expenses                                    35
          Total Current Assets                         433

Other Assets:
    Intangible assets                                  752
TOTAL ASSETS                                        $6,965

         LIABILITIES AND PARTNERSHIP CAPITAL

Current Liabilities:
    Due to partners - current maturities            $   47
    accrued expenses                                   492
         Total Current Liabilities                     539

Other Liabilities:
    Due to partners                                  5,111
         Total Liabilities                           5,111

Partners' Capital:
    Partners' Capital - EUA Bioten                   1,240
    Partners' Capital - Bioten LLC                      75
         Total Partners' Capital                     1,315

Total Liabilities and Partnership Capital           $6,965


                        CONDENSED INCOME STATEMENT
           For the Quarter ended and year to date March 31, 1997
                                  (Unaudited)
                          (In Thousands of Dollars)

                                     QUARTER ENDED              YTD


Operating Income                              $0                 $0

Operating Expenses:
    General and Administrative Expenses      258                258
          Total Operating Expenses           258                258
Operating Income (Loss)                     (258)              (258)
Interest Expense, net                         17                 17
Net Income (Loss)                          ($275)             ($275)


                          STATEMENT OF CASH FLOWS
                    For the Year to Date Period Ended March 31, 1997
                                  (Unaudited)
                           (In Thousands of Dollars)

Operating Activities:
    Net Income (Loss)                                $(275)
    Net change in current assets and liabilities        57
       Net Cash (used in) Operating Activities        (218)
Investing Activities:
    Capital Expenditures                              (680)
       Net cash (used in) Investing Activities        (680)
Financing Activities:
    Capital Contributions                             1085
       Net cash provided from Financing Activities    1085
    Net increase in cash                               187
Cash at December 31, 1996                              211
Cash at March 31, 1997                                $398